UNITED STATES
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Ensco plc
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Investor Presentation September 2017

Forward-Looking Statements Statements included in this presentation regarding the proposed transaction, benefits, expected synergies and other expense savings and operational and administrative efficiencies, opportunities, timing, expense and effects of the transaction, financial performance, accretion to discounted cash flows, revenue growth, future dividend levels, credit ratings or other attributes of Ensco plc (“Ensco”) following the completion of the transaction and other statements that are not historical facts, are forward-looking statements (including within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended). Forward-looking statements include words or phrases such as "anticipate," "believe," “contemplate,” "estimate," "expect," "intend," "plan," "project," "could," "may," "might," "should," "will" and words and phrases of similar import. These statements involve risks and uncertainties including, but not limited to, actions by regulatory authorities, rating agencies or other third parties, actions by the respective companies’ security holders, costs and difficulties related to integration of Atwood Oceanics, Inc. (“Atwood”), delays, costs and difficulties related to the transaction, market conditions, and Ensco’s financial results and performance following the completion of the transaction, satisfaction of closing conditions, ability to repay debt and timing thereof, availability and terms of any financing and other factors detailed in the risk factors section and elsewhere in each of Ensco’s and Atwood’s Annual Report on Form 10-K for the year ended December 31, 2016 and September 30, 2016, respectively, and their respective other filings with the Securities and Exchange Commission (the "SEC"), which are available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. All information in this presentation is as of today, except where explicitly noted. Except as required by law, both Ensco and Atwood disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. Important Additional Information Regarding The Transaction In connection with the proposed transaction, Ensco has filed a registration statement on Form S-4, including a definitive joint proxy statement/prospectus of Ensco and Atwood, with the SEC. INVESTORS AND SECURITY HOLDERS OF ENSCO AND ATWOOD ARE ADVISED TO CAREFULLY READ THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION, THE PARTIES TO THE TRANSACTION AND THE RISKS ASSOCIATED WITH THE TRANSACTION. A definitive joint proxy statement/prospectus has been sent to security holders of Ensco and Atwood in connection with the Ensco and Atwood shareholder meetings. Investors and security holders may obtain a free copy of the definitive joint proxy statement/prospectus and other relevant documents filed by Ensco and Atwood with the SEC from the SEC's website at www.sec.gov. Security holders and other interested parties may obtain, without charge, a copy of the definitive joint proxy statement/prospectus and other relevant documents by directing a request by mail or telephone to either Investor Relations, Ensco plc, 5847 San Felipe, Suite 3300, Houston, Texas 77057, telephone 713-430-4607, or Investor Relations, Atwood Oceanics, Inc., 15011 Katy Freeway, Suite 800, Houston, Texas 77094, telephone 281-749-7840. Copies of the documents filed by Ensco with the SEC are available free of charge on Ensco’s website at www.enscoplc.com under the tab “Investors.” Copies of the documents filed by Atwood with the SEC are available free of charge on Atwood’s website at www.atwd.com under the tab “Investor Relations.” Security holders may also read and copy any reports, statements and other information filed with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC’s website for further information on its public reference room. 2

Participants in the Solicitation Ensco and Atwood and their respective directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies from their respective security holders with respect to the transaction. Information about these persons is set forth in Ensco's proxy statement relating to its 2017 General Meeting of Shareholders and Atwood’s proxy statement relating to its 2017 Annual Meeting of Shareholders, as filed with the SEC on 31 March 2017 and 9 January 2017, respectively, and subsequent statements of changes in beneficial ownership on file with the SEC. Security holders and investors may obtain additional information regarding the interests of such persons, which may be different than those of the respective companies' security holders generally, by reading the joint proxy statement/prospectus and other relevant documents regarding the transaction, which have been filed with the SEC. No Offer or Solicitation This presentation is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer has not been made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction. Service of Process Ensco is incorporated under the laws of England and Wales. In addition, some of its officers and directors reside outside the United States, and some or all of its assets are or may be located in jurisdictions outside the United States. Therefore, investors may have difficulty effecting service of process within the United States upon those persons or recovering against Ensco or its officers or directors on judgments of United States courts, including judgments based upon the civil liability provisions of the United States federal securities laws. It may not be possible to sue Ensco or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. 3

• Evolution of the Market • Positioning for the Recovery • Atwood Acquisition Compelling Strategic Rationale Significant Value to Shareholders Strong Liquidity & Financial Flexibility 4

Evolution of the Market 5

Offshore Drilling Landscape is Changing as a Result of the Industry Downturn – Adjusted for rigs that are not currently marketed for Source: IHS Markit RigPoint as of 24 August 2017 Current Competitive Landscape • Fragmented market with 50% of global supply held by 18 offshore drillers – Ensco has approximately 5% of global supply • Industry-wide focus on lowering breakeven costs for offshore projects through reengineering, standardization and simplification – Improved commodity prices and lower breakeven costs have led to a recent increase in customer demand from lower levels observed during prior years • Excess rig supply following a period of rapid global fleet expansion during $100+/bbl oil price environment – Global fleet utilization is 57% new work, global fleet utilization is 70% • Values for highest-specification assets are at a critical inflection point as few such assets are in the global rig supply Future Competitive Landscape • Fewer offshore drillers due to consolidation – Bifurcation amongst remaining offshore drillers based on breadth and quality of service offerings • Larger customers contract rigs with service providers that can help to continue improving breakeven economics for offshore projects through technology, innovation and new contracting models • Fewer rigs as older, less-capable rigs are retired from the global fleet – 12 drillships, 61 semisubmersibles and 265 jackups are greater than 30 years of age • Expect many of these rigs are retired given costs to continue working and/or upgrade to competitive relevancy • Pricing for highest-specification assets expected to increase sharply given fierce competition to purchase these assets at all-time cyclical lows6

Bifurcation Amongst Offshore Drillers Ensco’s Strategy is to Enhance its Position as a Tier 1 Offshore Driller customers’ drilling programs 7 Tier 1 Offshore Drillers • Scale, diversification and global footprint • Well capitalized companies with strong, flexible balance sheets • Highest-specification assets • Technology and innovation – Use of data analytics and patented technologies to deliver efficiencies for • New contracting models – Integrated services – Performance-based contracts Tier 2 Offshore Drillers • Smaller contractors focused on specific market segments and/or geographies • Companies with less financial flexibility to act opportunistically • High-and low-specification assets • Lack organizational capabilities to partner with customers to drive efficiencies across offshore projects beyond pricing i.e. compete primarily on day rate • Limited ability to win work with large customers

Increasing Customer Activity has Led to Improved Utilization • Customer activity for offshore rigs has improved with utilization bottoming in late 2016 and increasing modestly during 2017 after nearly three years of declines • Recent improvements in both total and marketed utilization are due in part to a higher number of contracted rigs 8 Source: IHS Markit RigPoint as of September 2017 Jackup + Floater Utilization Worldwide Utilization 100% 90% 80% 70% 60% 50% TotalMarketed

High-Spec Assets and Established Well-Capitalized Drillers Winning Higher Percentage of New Work • High-specification rigs are winning a significantly higher percentage of new contracts as customer demand is increasing • Approximately 22% of global supply is owned by established well-capitalized drillers, which have won ~35% of new contracts awarded during 2017 Source: IHS Markit RigPoint as of 11 September 2017 High-Spec includes fixtures classified by IHS as new mutual and with the following market categories: Drillship > 7500, Drillship Harsh Deepwater, Semi > 7500, Semi Harsh Deepwater, Semi Harsh High Spec, Semi Harsh Standard, JU 361-400 IC, JU >400 IC, JU Harsh Standard, JU Harsh High Spec. Established Well-Capitalized Drillers include ESV, RIG, DO, NE and RDC *Quarter to date 9 Jackup + Floater Contract Awards Percentage of New Contracts Awarded 70% 60% 50% 40% 30% 20% 10% 0% % High-Spec Rigs% Established Well-Capitalized Drillers

Major Oil Companies Increasingly Positive on Offshore Projects • “We’re sanctioning projects in the deep-water with breakeven prices on a go-forward basis of less than $40 a barrel … competing very much with the other marginal barrel opportunities.” • “This transaction delivers an exceptional opportunity for Total to acquire, via an equity transaction, a company with high quality assets which are an excellent fit with many of Total’s core regions. The combination of Maersk Oil’s North Western Europe businesses with our existing portfolio will position Total as the second operator in the North Sea with strong production profiles in UK, Norway and Denmark, thus increasing exposure to conventional assets in OECD countries.” • “We could see ourselves with an additional FID in Atlantis Phase 3, a very significant oil development in the Gulf of Mexico. The costs are coming down. That’s clearly got great prospectivity there … You might see us with additional FIDs down the road here in India … and we’ve just recently sanctioned Angelin in Trinidad.” • “…in Guyana, we reached final investment decision on Phase 1 of the Liza development. … This development is expected to cost $4.4B, resulting in a unit development cost of less than $10 per barrel and a projected double digit return, even in a flat $40 per barrel price environment.” 10 Source: Companies 2Q17 earnings conference calls and Total’s press release in connection with its recent acquisition of Maers k Oil & Gas

Competitor Commentary Supports Signs of a Market Inflection • “It is beginning to feel a lot like we are moving off bottom.” • “We are pleased to see a recent uptick in fixtures throughout the industry, supporting the premise of a transition from trough to recovery. Although we are cognizant that the path to higher day rates and utilization may be gradual, both increased retirements of assets and the number of working jack-ups and floaters is encouraging.” • “…although we are not calling a bottom, we do think that signs of a market inflection are close. We are witnessing an uptick in the number of contracting prospects, with certain clients offering term contracting opportunities, the likes of which have been absent from the market for a number of years.” • “I think we’re in the trough … we’ll continue to see some pressure for a while, but I think we’re headed out of the ditch instead of into the ditch.” 11 Source: Companies 2Q17 earnings conference calls

Positioning for the Recovery 12

Prudent Financial Management

Ensco Board & Management Have Significantly Improved Liquidity & Debt Maturity Schedule as Market Conditions Worsened, Strengthening Balance Sheet While Providing Financial Flexibility in a Recovery



Global Fleet Utilization
90%
80%
70%
60%
50%
Jan-14
Mar-14
May-14
Jul-14
Sep-14
Nov-14
Jan-15
Mar-15
May-15
Jul-15
Sep-15
Nov-15
Jan-16
Mar-16
May-16
Jul-16
Sep-16
Nov-16
Jan-17
Mar-17
May-17
Jul-17
Sep-17
Debt Refinancing
• $1.1B of debt maturing in 2016 refinanced with new 5.20% and 5.75% senior notes due in 2025 and 2044
Other Significant Actions
• Open market debt repurchases
• Implemented expense management initiatives, e.g. lowered offshore unit labor costs by 15% & restructured onshore functions/reduced headcount
• Reduced quarterly dividend
• Sold older, less capable rigs
Debt Issuance
• $1.25B of senior notes issued with 4.50% and 5.75% coupons and 2024 and 2044 maturities
Equity Offering
• 65.55M shares issued, Increasing liquidity by $586M
Revolver Extension & Amendment
• Extended revolver to September 2019 and increased capacity to $2.25B
Convertible Issuance & Tender
• Issued $850M convertible with 3.00% coupon maturing in 2024
• $650M of 2019-2021 maturities retired for new 2024 notes and cash
Debt Tender Offer
• Repurchased $861M for $622M of cash
• Generated more than $460M of cash savings including principal and interest, resulting in a 15% pre-tax IRR
Revolver Extension
• $1.13B extended to September 2020

Liquidity



$ billions
$2.15
$4.10
2.00
0.15
2.25
1.85
2Q14
2Q17
Cash & Short-Term Investments
Revolver

2016 – 2023 Debt Maturities



$ billions
$4.0
$1.0
2Q14
2Q17

13

Ensco’s Progression as a Tier 1 Offshore Driller Completed & In Progress Future • Secured two drillship contracts offshore Nigeria – a new deepwater market for Ensco Moved rigs to the Middle East, West Africa & U.S. Gulf of Mexico for new contracts Took several actions to increase liquidity and improve debt maturity schedule • • Reposition high-specification rigs to meet future customer demand in specific geographic markets • • Built three latest-generation drillships as well as four ENSCO 120 Series and two ENSCO 140 Series jackups Upgrades to existing rigs to improve competitiveness e.g. second BOP upgrade for ENSCO DS-7 • • Made multi-year investments in systems and processes, leading to record levels of operational and safety performance Expanded intellectual property library with the filing of 25 patents; additional work in process • Complete transition from time-based maintenance to reliability-based maintenance Continue investing in innovation that will improve the drilling process and create efficiencies for customers’ well programs • • • Implemented enhanced systems to enable data gathering to establish baseline for pricing performance-based contracts Evaluated broader service offering with integrated services in select cases • Enter into additional contracts with performance-based structures and/or integrated service offerings • 14 New Contracting Models Technology & Innovation Highest-Specification Assets • Enhance floater fleet capabilities – Current fleet of highest-specification ultra-deepwater drillships is subscale – Four older, less capable semis • Refresh shallow-water fleet – 14 jackups >30 years old Scale, Diversification, Global Footprint & Financial Strength • Increase exposure in strategic growth markets e.g. Australia While Better Positioned for the Recovery, Additional Action Necessary to Enhance and Refresh Rig Fleet While Gaining Exposure to Key Strategic Markets

Atwood Acquisition 15

Ensco’s Capital Management Strategy Based on Driving Shareholder Value • Ensco’s Board of Directors is actively focused on creating shareholder value and regularly engages with Executive Management in decisions regarding corporate strategy • Ensco’s Executive Management has thoroughly evaluated the Company’s position and presented a range of potential growth opportunities to the Board including a detailed review of several potential merger and acquisition opportunities • Selected M&A opportunities are evaluated against several criteria including: – – – – – Strategic fit: rig fleet capabilities, synergies, customer base, regional footprint, etc. Backlog: revenue backlog based on contracted rig days Capital structure: balance sheet strength and debt levels Valuation: company market value versus internal valuation Actionable: ability to structure a deal, peer readiness for M&A and potential social issues 16

ENSCO

Purchasing Atwood's Assets Enhances Ensco's Position as a Tier 1 Offshore Driller

	Atwood Asset Specifications	Enhancement to Ensco
Drillships	• All four drillships are latest generation assets with the highest-specifications that ultra-deepwater customers prefer, including: – Two blowout preventers – 7 RAMS – Dual derricks – 2.5 million lb hookload – 23,000 tons variable deck load	• Adds critical mass of highest-specification ultra-deepwater drillships, positioning pro forma company to better meet customer demand
Semisubmersibles	• One moored semisubmersible is 6 years of age with a 12-point mooring system that provides for additional station keeping ability while operating • One ultra-deepwater dynamically-positioned semisubmersible is 5 years old and is currently being upgraded to include a second BOP • Both rigs have future contracts in Australia	• Ultra-deepwater semisubmersibles have enhanced well control and mooring capabilities • Provide a presence in growing Australian market
Jackups	• Five jackups are all less than 15 years of age and provide modern shallow-water drilling capabilities including 1.5 million lb hookload capacity and offline pipe handling • Each jackup has a common jackup footprint, making them well-suited for work around existing infrastructure in markets like the Middle East, Asia Pacific and West Africa • Three jackups have larger accommodations capacity and full pre-load jacking capabilities	• Accelerates Ensco's strategy to refresh premium jackup fleet and retire several older legacy Ensco assets over the next three years • Positions pro forma company to capitalize on recent uptick in customer activity in shallow-water market • Preserves market share in critical shallow-water geographies i.e. Middle East & Asia Pacific

17

Purchase Price Reflects Attractive Implied Per-Floater Valuation

Unique Opportunity To Acquire Multiple Offshore Assets At Significant Discount To Market Values

Atwood Oceanics

$MM	At Offer
Aggregate Consideration [1]	**$1,760**
Less: Illustrative Jackup Fleet Consideration [2]	(375)
Less: Value of Jackup Backlog [3]	(8)
Implied 6G / 7G Floater Consideration	**$1,377**
Plus: Unfunded Floater Capex [4]	290
Less: Value of Capital Spares and Inventory [4]	(185)
Less: Value of Floater Backlog [3]	(152)
Implied 6G / 7G Floater Fleet Consideration	1,330
Implied Consideration Per 6G / 7G Floater [5]	**$222**
Implied Cash Consideration Per 6G / 7G Floater [6]	*136*

Purchase Price Highlights

- Purchase price for Atwood's six floaters (four drillships and two semisubmersibles) estimated to be ~$222MM per floater
- Per-rig consideration offered is significantly lower than values for comparable asset opportunities
- Low implied cash consideration per floater preserves liquidity while significantly enhancing ultra-deepwater capabilities/scale
- Limited number of best-in-class[7] drillships globally – pro forma fleet will have ~20% of total supply

Source: Company Filings, Morgan Stanley Equity Research, Capital IQ

[1] "At offer" data as of May 26, 2017, ATW Offer Equity Value of $897MM ($10.72 per share) + Debt of $1,299MM – Cash at $435MM = ATW Aggregate Value of $1,760MM
[2] Jackup rig consideration of $75MM per rig, based on Shelf Drilling's purchase of SDRL rigs in May 2017
[3] 40% of Contract Backlog Value is used to approximate the present value of the contracted revenue streams
[4] Per ESV Management estimates
[5] Includes new builds, excludes cold-stacked
[6] At Offer calculated as (ATW Net Debt of $863MM – Capital Spares and Inventory of $185MM – ATW Value of Floater Backlog of $152MM + Floater Unfunded Capex of $290MM) / 6 Floaters
[7] Drillships capable of operating in at least 10,000' of water with dual 2.5 million lb. hookload derricks, dual 7 Ram blowout preventers and variable deck loads exceeding 22,000 tons

18

Compelling Purchase Price Compared to Other Asset Opportunities • Distressed Companies - Each distressed offshore driller has a wide range of capabilities among their ultra-deepwater drillship fleets and additional costs to upgrade earlier 6th generation drillships to Atwood’s specifications were considered, e.g. illustrative costs to upgrade a drillship to two 7 RAM BOPs, dual derricks and 2.5 million lb hookload is ~$195M - Assets owned by distressed companies come with greater operational risk given questions around the process to preserve stacked rigs and costs to reactivate these rigs could be significant - Equity values are subject to substantial uncertainty given the risk posed by ongoing or imminent bankruptcy proceedings and inter-creditor discussions • Distressed Assets - Prices for the limited number of distressed assets that have been sold are not reflective of total costs to purchase assets as substantial upgrades to many of these rigs will likely be required - Indicative pricing from owners of available assets are not reflective of the current economic environment or are cost prohibitive when considering costs to upgrade rigs to competitive relevancy 19 Other Asset Opportunities in the Market Comparable in Quality to Atwood’s Floaters Were at or Above the Values Offered by Ensco at the Time of the Transaction

Synergies Create Meaningful Value

Substantial Visible Cost Synergies Expected from Transaction, Increasing Value for Ensco Shareholders

ATW Shore-Based Expenses ($MM)



$85
Operations Support
$35
General & Administrative
$50

- $80MM of annual run-rate expense synergies expected beginning in 2019
  - ~$70MM from shore-based headcount
  - ~$10MM from insurance and other costs
- 2018 cost synergies are projected to exceed $60MM
- Total synergies estimated to create more than $585MM of present value at a 10% discount rate
  - ~$400MM will accrue to ESV shareholders (or $1.30 per share, representing 19% of share price at offer)[1]
  - Net of ~$100MM of transaction costs
- Other operational and fleet management synergies that could lead to improved future utilization not included in synergy targets

Source: Company Analysis
[1]Share price as of May 26, 2017

20

Accretive to Shareholder Value[1]

Transaction Expected to Generate Double-Digit Accretion in Current Environment While Also Remaining Significantly Accretive in Protracted Recovery Scenarios

Illustrative Market Conditions

- Jackup utilization recovery beginning in 2018 & day rate recovery in 2019
- Floater utilization recovery beginning in 2019 & day rate recovery in 2020

Accretion to ESV Shareholders[2]

~10%

Expected synergies have increased by more than 20% since S-4 filing, increasing accretion to Ensco shareholders in all scenarios

- In scenarios where a market recovery is delayed even further, more accretion is expected for Ensco shareholders
  - Pro forma fleet will have a larger number of highest-specification assets following the acquisition of the Atwood fleet, and these assets are expected to be the most in-demand rigs regardless of market conditions
  - Greater relative contribution from synergies

Source: Company Filings
[1] Based on discounted cash flow analysis
[2] Corresponds to Case B in Registration Statement on Form S-4 filed by Ensco with the Securities and Exchange Commission on July 20, 2017

21

Purchase Price Reflects Ensco's Disciplined Approach to Acquisitions

Offer In Line With Implied Market Values From Competing Bid

- Ensco participated in a competitive process
- Premium at time of offer was less than 10% higher than the market value of prior competing bid, representing a difference of only ~$10 million per rig



April 25
May 30
$1,783
$1,760
$1,650
$1,621
~18% Premium to Enterprise Value
~14% Premium to Enterprise Value
Competing Bid [1]
ESV Final Proposal
Implied ATW Enterprise Value ($MM) [2]
Market Value of Competing Bid (High) [3]
Market Value of Competing Bid (Low) [3]

Source: Company Filings

[1] Based on Background of the Merger section in Registration Statement on Form S-4 initially filed by Ensco with the Securities and Exchange Commission on June 16, 2017

[2] Implied ATW Enterprise Value is based on fully diluted shares outstanding of 83.6MM shares and Net Debt of $864MM

[3] Market value of competing bid is calculated as the April 25, 2017 exchange ratio for the peer group (RIG, RDC, DO and NE) based on the bid of $11.00 per Atwood share, carried forward and applied to the peer group share prices as of May 30, 2017 and August 9, 2017

22

Manageable Debt Maturities in Light of Strong Balance Sheet & Liquidity $ millions $3,271 $1,805 $1,001 $300 $270 $150 Liquidity 20172018201920202021 2022 20232024 ESV Senior Notes 2025 2040 2027 2044 ESV Cash ESV Revolver ESV Convertible Senior Notes Source: Company Filings 1 ESV contracted revenue backlog of $3.3B and ATW contracted revenue backlog of $0.3B as of 30 June 2017 2 Assumes ESV’s revolving credit facility remains for the pro forma company 3 Assumes ESV cash and $474 million of ATW cash on hand used to pay down ATW revolving credit facility balance of $850 million and $449 million in ATW 2020 Senior Notes, put at 101% 23 Cash & ST Inv. Available Revolver 2 3 $451 $850 $669 $955 $238 <$1.0B of Maturities3 to 2024 $2,250 $1,021 Illustrative Future Liquidity Sources • Revenue backlog: $3.6B of contracted revenue backlog1 • Secured debt: no secured debt in capital structure • Asset monetization: more than $300 million of proceeds generated from asset sales since beginning of 2014 • Revolver extension: potential to extend beyond 2020 expiration

Pro Forma Liquidity Provides Financial Flexibility by End of 2019 (1) $ billions $4.1 $4.1 2014 – 2Q17 Average = $3.6B 2Q14 2Q15 2Q16 2Q17 PF ESV Cash & Short-Term Investments Revolver Source: 2Q17 Company Filings; Ratio calculated as the sum of cash & short-term investments net of restricted cash and available revolver amounts divided by the sum of debt principal due through 2019 based on carrying values. 1 Offshore drilling competitors include: DO, NE, RDC and RIG 24 $3.6 $2.1 2.3 2.3 2.3 $3.3 2.3 2.0 1.8 1.9 1.3 1.0 Pro Forma Liquidity / Debt Maturing PF ESVCompany 1Company 2Company 3Company 4 Pro forma liquidity $ billions:3.32.63.05.51.7 12.8x 12.2x 6.6x 6.4x nm Pro Forma Liquidity vs. Recent Standalone Pro Forma Liquidity Approximately in Line With Recent Standalone Average & Provides a Competitive Advantage Relative to Most Established, Well-Capitalized Drillers

Wall Street Analysts Have Supported Acquisition Rationale and Timing

Market Consolidation	
	• ***J.P. Morgan:*** "Ensco's merger with Atwood begins a consolidation wave we've long argued was essential to clear acute overcapacity in offshore drilling and further reduce costs in an industry that has already cut meaningfully."
	• ***Simmons & Company:*** "This is the first significant corporate M&A combination in the offshore drilling industry during this downturn, and an encouraging indication of much needed consolidation as well as a gratifying outcome for ATW shareholders and reasonably priced fleet highgrading maneuver by ESV."
	• ***Jefferies:*** "As we noted last week, the impetus for M&A at this point in the cycle is to buy into niches while also finding a company with enough of a footprint such that there are cost synergies. ATW fits in both of these buckets, although perhaps a little less obviously than some others."

Market Consolidation

- ***J.P. Morgan:*** "Ensco's merger with Atwood begins a consolidation wave we've long argued was essential to clear acute overcapacity in offshore drilling and further reduce costs in an industry that has already cut meaningfully."
- ***Simmons & Company:*** "This is the first significant corporate M&A combination in the offshore drilling industry during this downturn, and an encouraging indication of much needed consolidation as well as a gratifying outcome for ATW shareholders and reasonably priced fleet highgrading maneuver by ESV."
- ***Jefferies:*** "As we noted last week, the impetus for M&A at this point in the cycle is to buy into niches while also finding a company with enough of a footprint such that there are cost synergies. ATW fits in both of these buckets, although perhaps a little less obviously than some others."

Quality of Atwood Assets

- ***Simmons & Company:*** "We believe that ATW was among the most attractively valued, high-end / highly marketable fleets of consumable size in the public offshore driller space, a conclusion which ESV shared. ESV's fleet will be highgraded by the addition of ATW's four top spec 7G drillships, two 6G semis and five mid/high spec jackups."
- ***Credit Suisse:*** "We like the deal for ESV as it boosts their fleet quality. ESV adds 5 premium jackups and 4 high-end 6G floaters and 2 uncontracted newbuild drillships. ATWs issue was never its fleet, it was the balance sheet and post equity and a convert last year, ESV positioned its balance sheet to buy rigs at the bottom of the cycle."
- ***Johnson Rice & Co.:*** "The transaction further supports ESV's high-spec jackup market exposure and reduces overall floater fleet age with high-spec UDW additions, while maintaining a strong financial position."

Value to ESV Shareholders

- ***Societe Generale:*** "ESV's announced acquisition of Atwood Oceanics should enhance both its geographical presence and customer base. Additional value in excess of transaction costs is likely driven by the targeted $65m of synergies. Fleet exposure to the deepwater markets may increase slightly over time as ESV high grades its older jack-ups with newer ATW rigs. We believe long-term deal benefits should outweigh lofty valuations on near-term estimates."
- ***Wells Fargo:*** "This appears to be a good transaction for ESV as they are acquiring ATW roughly in line with our NAV, are targeting (and likely to achieve) meaningful cost cutting synergies…"

Source: Wall Street Research; permission to use quotations was neither sought nor obtained

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Proxy Advisory Firms Recognize Compelling Strategic & Financial Merits • “…we find that the proposed transaction appears strategically reasonable and, on balance, financially acceptable from the perspective of Ensco and its shareholders.” • “We recognize that the offshore drilling industry would likely benefit from consolidation and that, in this regard, Ensco has taken a proactive approach to reviewing a range of opportunities, including the potential acquisition of assets and larger scale transaction.” • “Strategically, the proposed transaction would create a larger offshore drilling company with a broader portfolio of assets and greater scale. Atwood and Ensco currently have limited customer overlap and the combined company would have a broader and more diversified customer base as well as a diversified geographic profile.” • “The transaction is expected to be value accretive to Ensco shareholders as presented by the advisor to the Ensco board and allows the Company to acquire attractive assets at a sizable discount to estimated construction cost.” • “Moreover, the combined company would have a strong balance sheet and a reasonable leverage profile, in our view, with a pro forma net debt to capitalization ratio of 29% as at March 31, 2017.” • “Overall, we see no cause for significant shareholder concern with the strategic rationale of the proposed transaction, which will combine the complementary operations and assets of Atwood and Ensco, providing greater scale and opportunities to achieve meaningful synergies, in our view.” • “…the transaction is a model opportunity (what could perhaps be called ‘opportunistically strategic’) that achieves two ends at once—a deep value bet with limited downside and an embedded option on full market recovery, plus a strategic fit that defends and/or extends Ensco's competitive position.” • “The quality of the Atwood assets is indeed recognized across the industry. Not only that, their strategic fit with Ensco's current fleet is also apparent, as both companies have blended fleets of moderate depth jackups and highspec, ultra-deepwater drillships.” • “Ensco is presenting a deal during the most severe downturn in the industry in the last several decades. From that perspective, the timing of the transaction seems appropriate.” 26 ISS Glass Lewis

Reviewing the Atwood Transaction     Atwood’s fleet indisputably enhances Ensco’s fleet and augments Tier 1 status Ensco’s Board and management are better positioned to judge the fleet quality and advantages that Atwood brings than outside generalist observers of the market who lack experience in these areas Inaction by Ensco would represent a failure to address this key issue of fleet quality Alternatives do not deliver the same level of shareholder value       Ensco built enhanced liquidity to enable it to take advantage of opportunities at cyclical lows and Atwood represents the most compelling opportunity After the transaction Ensco retains a strong balance sheet and substantial liquidity: there is no reduction in financial flexibility or imprudent increasing of risk Ensco retains full flexibility from a financing and operational perspective       Atwood represents the right balance between ensuring Tier 1 status for Ensco by taking advantage of the cyclical trough and maintaining prudent levels of liquidity Ensco’s Board and management believes that acting now to acquire Atwood’s highest-specification assets maximizes long-term shareholder value - Ensco knows the offshore drilling industry and adheres to a long-term strategic plan to enhance our position as a Tier 1 driller - Shareholders have entrusted the Board and management to serve as responsible stewards of capital Value being paid for Atwood is compelling versus alternatives Prudent use of equity and balance sheet strength to finance the acquisition       27 Strategic Considerations Balance Sheet Strength Fleet Quality

Atwood Acquisition is a Compelling Transaction for Ensco Shareholders   Strong strategic rationale - Secures position in high-specification ultra-deepwater market and refreshes semisubmersible and jackup fleets   Acquisition expected to generate double-digit accretion for Ensco shareholders - Implied per-rig purchase price is lower than values for comparable asset opportunities and presents lower operational risk - Total synergies estimated to create more than $585 million of present value at a 10% discount rate; ~$400 million to accrue to Ensco shareholders   Disciplined approach to acquisition - - Ensco participated in a competitive process Premium at time of offer was less than 10% higher than market value of prior competing bid Ensco’s Independent Board of Directors has extensive experience in the energy industry as well as other cyclical, capital-intensive businesses - 28

Atwood Acquisition is a Compelling Transaction for Ensco Shareholders   Pro forma company maintains financial flexibility and sufficient liquidity to cover debt maturities through 2024 - $1.0B of cash & short-term investments + fully available revolving credit facility ($2.25B through Sept. 2019 & $1.13B through Sept. 2020) <$1.0B of debt maturities before 2024 following repayment of Atwood debt Liquidity approximately in line with recent average for standalone Ensco and provides a competitive advantage relative to most established, well-capitalized drillers Financial strength provides flexibility to evaluate investment opportunities to better position the company for anticipated increased levels of future demand - - -   Ensco’s independent Board of Directors unanimously recommends Ensco shareholders vote “FOR” the transaction - Leading independent proxy advisory firm, Glass Lewis, recommends Ensco shareholders vote “FOR” the transaction - Shareholder meeting to be held on 5 October 2017 29

ENSCO Go Beyond